Exhibit 5.1

Deloitte & Touche LLP Brookfield Place 181 Bay Street Suite 1400 Toronto ON M5J 2V1 Canada Tel: 416-601-6150 Fax: 416-601-6151 www.deloitte.ca

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form F-10 (File No. 333-176744) of our reports dated March 28, 2011 relating to the consolidated financial statements of Banro Corporation and subsidiaries (the “Company”) for each of the years ended December 31, 2010 and December 31, 2009 (which report expresses an unqualified opinion with an emphasis of matter relating to the existence of material uncertainties that may cast significant doubt about the Company’s ability to continue as a going concern) and the effectiveness of the Company’s internal control over financial reporting appearing in the Annual Report on Form 40-F for the year ended December 31, 2010.

We also consent to the reference to us under the heading “Names of Experts” in the Company’s Annual Information Form for the financial year ended December 31, 2010, which is incorporated by reference into such Registration Statement.

/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants
Licensed Public Accountants

Toronto, Canada
September 15, 2011

Membre de / Member of Deloitte Touche Tohmatsu